                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934



                            Star Gas Partners, L.P.
                      ------------------------------------
                                (Name of Issuer)


                           Senior Subordinated Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  85512C 20 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                March 26, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_] Rule 13d-1(b)
        [X] Rule 13d-1(c)
        [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act.

                                  Page 1 of 5
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-----------------------                                  ---------------------
CUSIP NO.  85512C 20 4            13G                      PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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1.    NAME OF REPORTING PERSON:
      Richard O'Connell
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Not Applicable

------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (See Instructions)                                        (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION:
      Spain

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                     5.   SOLE VOTING POWER:

     NUMBER OF            155,347

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER:
   BENEFICIALLY
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER:

    REPORTING             155,347

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER:

                           0
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

      155,347
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                                    [_]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

      6.26%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON
      (See Instructions):
      IN

------------------------------------------------------------------------------

Item 1(a)      Name of Issuer
               Star Gas Partners, L.P.


Item 1(b)      Address of Issuer's Principal Executive Offices:
               2187 Atlantic Street
               P.O. Box 120011
               Stamford, CT 06912-0011


Item 2(a)      Name of Person Filing:
               Richard O'Connell


Item 2(b)      Address of Principal Business Office:


Item 2(c)      Citizenship:
               Spain


Item 2(d)      Title of Class of Securities:
               Senior Subordinated Units


Item 2(e)      CUSIP Number:
               85512C 20 4


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
               Not Applicable

Item 4.        Ownership                        Ordinary Shares
               (as of March 26, 1999).          ---------------

               (a) Amount Beneficially Owned:
                   155,347

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               (b)  Percent of Class/1/
                    6.26%


               (c)  Number of shares as to which each person has:

                    (i)   sole power to vote or to direct the vote
                          155,347


                    (ii)  shared power to vote or to direct the vote
                          0


                    (iii) sole power to dispose or to direct the disposition
                          of
                          155,347

                    (iv)  shared power to dispose or to direct the disposition of
                          0

Item 5.        Ownership of Five Percent or Less of a Class [_]


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
                         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                         Not Applicable

Item 8.        Identification and Classification of Members of the Group.
                         Not Applicable


Item 9.        Notice of Dissolution of Group.
                         Not Applicable

Item 10.       Certification.
                         Not Applicable

-------------------
        /1/ Based upon 2,481,742 senior subordinated units which are deemed to be outstanding as of March 26, 1999.

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Signature
---------

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.






                                    By  /s/ Richard O'Connell
                                      -----------------------



Dated:  March 31, 1999